November 2010 Preliminary Terms No. 572 Registration Statement No. 333-156423 Dated November 8, 2010 Filed pursuant to Rule 433
INTEREST RATE STRUCTURED PRODUCTS
10YR SIFMA CMS Rate Senior Floating Rate Notes due 2019

As further described below, interest will accrue quarterly during the nine-year term of the notes (i) at a rate of 5% per annum for the first six months of the term of the notes and thereafter (ii) at a variable rate equal to the 10YR SIFMA CMS rate plus a fixed spread. The 10YR SIFMA CMS rate is calculated by multiplying the 10-Year Constant Maturity Swap Rate and the 10SIFMA/LIBOR swap rate. The 10SIFMA/LIBOR swap rate measures the expected relationship over a 10-year period of interest rates on tax-exempt obligations (the SIFMA index) relative to interest rates on corporate taxable obligations (LIBOR) and is expressed as a percentage of LIBOR.  As tax-exempt interest rates are usually lower than taxable interest rates, the 10SIFMA/LIBOR swap rate has historically been less than 1.0 and consequently, the 10YR SIFMA CMS rate will likely be lower than the 10-Year Constant Maturity Swap Rate.  As the interest rate after the first six months is variable, investors are exposed to the risk that the notes could pay minimal or no interest after that initial six-month fixed interest rate period. All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$ . May be increased prior to the original issue date but we are not required to do so.
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	November , 2010
Original issue date:	November , 2010 ( business days after the pricing date)
Interest accrual date:	November , 2010
Maturity date:	November , 2019
Payment at maturity:	The payment at maturity per note will be the stated principal amount plus accrued and unpaid interest, if any.
Interest:
Original issue date to but excluding May    , 2011: 5.00% per annum
May    , 2011 to but excluding the maturity date (the “floating interest rate period”):
For each interest payment period, a variable rate per annum equal to:
10YR SIFMA CMS rate +  0.60%
This interest rate could be minimal or zero; in no event will the interest rate payable under the notes be less than 0%.

10YR SIFMA CMS rate:	The 10YR SIFMA CMS rate will be equal to: 10CMS times 10SIFMA/LIBOR swap rate
10CMS:	The 10-Year Constant Maturity Swap Rate determined on the applicable interest determination date. See “Additional Provisions —10CMS.”
10SIFMA/LIBOR swap rate:
The 10SIFMA/LIBOR swap rate will be based on the arithmetic mean of mid-market quotations from certain reference banks that are obtained by the calculation agent on the applicable interest determination date, and will be expressed as a percentage of LIBOR.  See “Additional Provisions—SIFMA/LIBOR Swap Rate.”

Interest payment period:	Quarterly
Interest payment dates:
Each November   , February   , May    and August    , beginning February    , 2011, provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest determination date:	The date that is two U.S. government securities business days prior to the interest reset date at the start of the applicable interest payment period.
Interest reset dates:	Each November , February , May and August , beginning May , 2011
Reference bank:
Any leading swap dealer in the New York City interbank market that the calculation agent determines, in its sole discretion, is an appropriate financial institution to provide quotations for the 10SIFMA/LIBOR swap rate.  See “Additional Provisions—10SIFMA/LIBOR Swap Rate.”

Calculation agent:	Morgan Stanley Capital Services Inc.
Business day:	New York
Day-count convention:	30/360
Specified currency:	U.S. dollars
CUSIP:	61745E4R9
ISIN:	US61745E4R95
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to Issuer
Per Note	100%	%	%
Total	$	$	$
(1) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors, will collectively receive from the Agent, MS & Co., a fixed sales commission of      % for each note they sell. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208006

10YR SIFMA CMS Rate Senior Floating Rate Notes due 2019

The Notes

The notes offered are debt securities of Morgan Stanley.  Interest will accrue quarterly at a rate of 5% per annum for the six-month period from the original issue date to but excluding May    , 2011 and at a variable rate equal to the 10YR SIFMA CMS rate  +  0.60% from and including May    , 2011 to but excluding the maturity date.  The 10YR SIFMA CMS rate is equal to the 10-Year Constant Maturity Swap Rate, which we refer to as 10CMS, multiplied by the 10SIFMA/LIBOR swap rate.

The 10SIFMA/LIBOR swap rate will be determined based on quotations from certain reference banks and is the percentage of LIBOR that would be payable on a hypothetical swap with a 10-year maturity in return for receiving interest based on the interest rate for tax-exempt obligations, as measured by the SIFMA index.  The 10SIFMA/LIBOR swap rate represents the expected relationship between taxable and tax-exempt interest rates over the following 10 years and depends upon the market’s expectation of effective tax rates and the tax-exempt status and creditworthiness of, and supply and demand for, municipal securities in relation to taxable securities.  As tax-exempt interest rates are usually lower than taxable interest rates, this swap rate has historically been less than 1.0 and consequently, the 10YR SIFMA CMS rate will likely be lower than the 10-Year Constant Maturity Swap Rate.  The greater the SIFMA index is as a percentage of LIBOR (i.e. the higher tax-exempt interest rates are relative to taxable interest rates), the higher the interest rate will be on the notes and, conversely, the lower the SIFMA index is as a percentage of LIBOR (i.e. the lower tax-exempt interest rates are relative to taxable interest rates), the lower the interest rate will be on the notes.  See “Risk Factors—Quotations of the 10SIFMA/LIBOR swap rate will be based on the reference banks’ view of the future levels of the SIFMA index and the LIBOR reference rate over the 10 years following the related interest reset date due to the 10-year term of the hypothetical SIFMA/LIBOR basis swap, and there are various complex factors affecting the SIFMA index and the LIBOR reference rate over that time period”. As the interest rate after the first six months is variable, investors are exposed to the risk that the notes could pay minimal or no interest after that initial six-month fixed interest rate period.

We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described herein. All payments on the notes, including repayment of principal, are subject to the credit risk of Morgan Stanley.

The stated principal amount and issue price of each note is $1,000. The issue price of the notes includes the agent’s commissions paid with respect to the notes as well as the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  This cost of hedging could be significant due to the term of the notes and the tailored exposure provided by the notes.  The secondary market price, if any, at which MS & Co. is willing to purchase the notes, is expected to be affected adversely by the inclusion of these commissions and hedging costs in the issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—Market Risk—The Inclusion Of Commissions And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices.”

Additional Provisions

10YR SIFMA CMS Rate

The 10YR SIFMA CMS rate will be equal to the 10CMS multiplied by the 10SIFMA/LIBOR swap rate.  The 10CMS and the 10SIFMA/LIBOR swap rate, the two components of the 10YR SIFMA CMS rate, are described below.

10CMS

What is the 10-Year Constant Maturity Swap Rate?

The 10-Year Constant Maturity Swap Rate (which we refer to as "10CMS") is, on any day, the fixed rate of interest payable on an interest rate swap with a 10-year maturity as reported on Reuters Page ISDAFIX1 or any successor page thereto at 11:00 a.m. New York City time on that day.  This rate is one of the market-accepted indicators of longer-term interest rates.

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An interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a given maturity, in order to receive a floating rate (paid quarterly) equal to 3-month LIBOR for that same maturity.

If any interest determination date is not a U.S. government securities business day, the 10CMS level shall be the 10CMS level on the immediately preceding U.S. government securities business day.

“U.S. government securities business day” means any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

10CMS Fallback Provisions

If the 10CMS is not displayed by 11:00 a.m. New York City time on the Reuters Screen ISDAFIX1 Page on any interest determination date, the rate for such day will be determined on the basis of the mid-market semi-annual swap rate quotations to the calculation agent provided by five leading swap dealers in the New York City interbank market at approximately 11:00 a.m., New York City time, on such day, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a 10-year maturity commencing on such day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months.  The calculation agent will request the principal New York City office of each of the relevant swap dealers to provide a quotation of its rate.  If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).  If fewer than three quotations are provided as requested, the 10CMS will be determined by the calculation agent in good faith and in a commercially reasonable manner.

10SIFMA/LIBOR Swap Rate

What is the 10SIFMA/LIBOR swap rate?

The 10SIFMA/LIBOR swap rate will be determined on the applicable interest determination date based on mid-market quotations from certain reference banks, as described below, and will be expressed as a percentage of LIBOR that would be payable on a hypothetical SIFMA/LIBOR basis swap with a 10-year maturity commencing on the interest reset date at the start of the applicable interest payment period.  These quotations will be for a hypothetical swap in a representative amount with an acknowledged dealer of good credit in the swap market at approximately 11:00 a.m., New York City time, where (x) the LIBOR leg is equivalent to the LIBOR reference rate calculated on an Actual/360 day count basis and subject to quarterly payment dates, and (y) the SIFMA index leg is equivalent to the non-compounded daily weighted average of all values of the SIFMA index within the quarterly interest payment period, calculated on an Actual/Actual day count basis.  The 10SIFMA/LIBOR swap rate will be the percentage of the LIBOR reference rate that the swap counterparty paying the LIBOR leg would pay to receive the SIFMA index leg for the 10-year term of such hypothetical swap.

The calculation agent will request the principal New York City offices of five reference banks selected in its sole discretion, to provide a mid-market quotation (the mean of the bid and offered rates) of the 10SIFMA/LIBOR swap rate.  If at least three quotations are provided, the 10SIFMA/LIBOR swap rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of  the highest) and the lowest quotation (or, in the event of equality, one of the lowest).  If two quotations are provided, the 10SIFMA/LIBOR swap rate for that day will be the arithmetic mean of the mid-market quotations received. If one quotation is provided, the 10SIFMA/LIBOR swap rate for that day will be the quotation received.  If no quotations are provided, the 10SIFMA/LIBOR swap rate for that day will be determined by the calculation agent in good faith and in a commercially reasonable manner for that date in accordance with the procedures typically used to calculate the 10SIFMA/LIBOR swap rate.

“Reference banks” mean any leading swap dealers in the New York City interbank market that the calculation agent determines, in its sole discretion, is an appropriate financial institution to provide quotations for the 10SIFMA/LIBOR swap rate.

The 10SIFMA/LIBOR swap rate depends on the market’s expectations of a variety of factors over the hypothetical 10-year term of the swap, including effective tax rates and the tax-exempt status and creditworthiness of, and supply and demand for, the tax-exempt securities included in the SIFMA index, which we refer to as municipal securities, in relation to interest rates on taxable

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10YR SIFMA CMS Rate Senior Floating Rate Notes due 2019

securities, such as LIBOR.  If, on any interest determination date, the level of the SIFMA index is expected to decrease relative to the LIBOR reference rate over the hypothetical 10-year term, quotations for the 10SIFMA/LIBOR swap rate should decrease, which will result in a lower interest rate for the relevant interest payment period than if the swap rate were higher, since interest is calculated by multiplying 10CMS by the swap rate (and then adding the fixed spread).  For example, if the swap rate is quoted as 0.7, then the 10YR SIFMA CMS rate would be 70% of the 10CMS (e.g. 70% of 4% = 2.8%); but if the swap rate declines to 0.5, then the 10YR SIFMA CMS rate would be only 50% of the 10CMS (e.g. 50% of 4% = 2%).  Conversely, if the level of the SIFMA index is expected to increase relative to the LIBOR reference rate over the hypothetical 10-year term of the SIFMA/LIBOR basis swap, the quotations for the 10SIFMA/LIBOR swap rate should increase which will result in a higher interest rate for the relevant interest payment period than if the swap rate were lower.

The 10SIFMA/LIBOR swap rate has historically been less than 1.0 and is generally expected to be below 1.0 in the foreseeable future because municipal securities are exempt from federal taxation and state taxation in the state of issuance and so the interest rates on municipal securities have historically tended to be lower than the interest rates on taxable investments, including LIBOR.  Absent other factors, interest rates on municipal securities tend to be lower relative to taxable interest rates in times of higher effective tax rates since higher taxes result in a lower after-tax return on taxable investments.  In times of lower effective tax rates, on the other hand, tax exempt interest rates have tended to rise in comparison to interest rates on taxable investments.  However, many other factors, including changes to the tax exempt status of municipal securities at the federal or state level, supply and demand for municipal securities, perceptions of lower creditworthiness of municipal securities compared to other debt securities, affect the relationship between tax-exempt and taxable interest rates.  See  “Historical Information” on page 6 below.  For more information generally on the risks associated with an investment linked to the 10SIFMA/LIBOR swap rate, see “Risk Factors” on page 11 below.

What is the SIFMA Index?

One of the components necessary for obtaining the quotations of the 10SIFMA/LIBOR swap rate is The Securities Industry and Financial Markets Association (“SIFMA”) Municipal Swap Index (the “SIFMA index”) which is produced by Municipal Market Data (“MMD”), a Thompson Financial Services company. The SIFMA index is a seven-day high grade market index comprised of tax-exempt variable-rate demand obligations from MMD’s database of variable-rate demand obligation issuances. The SIFMA index level is the non-weighted average of the weekly rates of various variable-rate demand obligations included in the SIFMA index.  The SIFMA index is an indicator of the short term borrowing costs of high grade tax-exempt municipalities and other tax-exempt entities.

The SIFMA index level is published on Thursday of each week (or any other single day of the week specified by SIFMA (or its successor) on which the SIFMA index values are reported), or if such Thursday (or other day) is not a U.S. government securities business day, the next succeeding U.S. government securities business day.

SIFMA and MMD obtain and gather the information and data contained in its SIFMA index from sources considered reliable.  However, SIFMA and MMD do not guarantee the accuracy or completeness of the SIFMA index. The SIFMA index does not constitute a recommendation to buy or sell securities of any kind. SIFMA and MMD make no warranties, expressed or implied, as to merchantability or fitness for a particular purpose or any other matter. SIFMA and MMD assume no responsibility, and shall not be liable, for any damages, direct or indirect, consequential or compensatory, including, but not limited to, lost profits arising out the provision of the SIFMA index by SIFMA and MMD.

SIFMA and MMD are acting as information provider only, and have no opinion or affiliation pertaining to this particular offering or product.

SIFMA Index Fallback Provisions

If, on any interest reset date on which the 10SIFMA/LIBOR swap rate is to be determined, MMD has discontinued production of the SIFMA index and MMD or another entity produces a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the SIFMA index, then the value of the SIFMA index leg of the hypothetical LIBOR/SIFMA swap to be quoted for the purpose of determining the 10SIFMA/LIBOR swap rate will be quoted on the basis of that index (such index being referred to herein as a “successor index”). The calculation agent is permitted to consider indices calculated and published by MS & Co. or any of its affiliates.  If MMD discontinues production of the SIFMA index and the calculation agent determines that there is no appropriate successor index on any interest reset date, quotations of the hypothetical LIBOR/SIFMA swap will be based upon a value of the SIFMA index computed by the calculation agent (acting in a commercially reasonable manner), for that date in accordance with the procedures last used to calculate the SIFMA index prior to any such discontinuance based upon information relating to the relevant municipal securities that the calculation agent can

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10YR SIFMA CMS Rate Senior Floating Rate Notes due 2019

obtain using its commercially reasonable efforts and the reference banks will be permitted to assume that this methodology for determining the replacement of the SIFMA index would be used for the duration of the hypothetical 10-year term of the hypothetical SIFMA/LIBOR basis swap being quoted.  See “Risk Factors—The Calculation Agent, Which Is A Subsidiary Of The Issuer, Will Make Determinations With Respect To The Notes.”

3-Month LIBOR

The second component necessary for obtaining the quotations on the 10SIFMA/LIBOR swap rate is “LIBOR” as defined in the accompanying prospectus in the section called “Description of Debt Securities—Floating Rate Debt Securities” and “—Base Rates” with an index maturity of 3 months and an index currency of US dollars and as displayed on Reuters Page LIBOR01.

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10YR SIFMA CMS Rate Senior Floating Rate Notes due 2019

Summary of Selected Key Risks (see page 11)

▪	The amount of interest payable on the notes during the floating interest rate period is uncertain and may be zero.

▪	The 10YR SIFMA CMS rate will likely be lower than the 10CMS.

▪
Quotations of the 10SIFMA/LIBOR swap rate will be based on the reference banks’ view of the future levels of the SIFMA index and the LIBOR reference rate over the 10 years following the related interest reset date due to the 10-year term of the hypothetical SIFMA/LIBOR basis swap, and there are various complex factors affecting the SIFMA index and the LIBOR reference rate over that time period.

▪	Changes to government policy are likely to apply over multiple interest payment periods.

▪
The historical performance of the 10CMS is not an indication of its future performance; the historical information on the 10SIFMA/LIBOR swap rate is based on only a single bank’s indicative quotations of the level of the swap rate and is not based upon the quotations of the reference banks that will be used in the notes.

▪	Investing in the notes is not equivalent to investing in the 10CMS or the SIFMA index and interest on the notes is not tax-exempt.

▪	Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings and credit spreads may adversely affect the market value of the notes.

▪	The price at which the notes may be resold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited.

▪	The issuer, its subsidiaries or affiliates may publish research that could adversely affect the market value of the notes. They also expect to hedge the issuer’s obligations under the notes.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.

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10YR SIFMA CMS Rate Senior Floating Rate Notes due 2019

Historical Information

10CMS

The following graph sets forth the historical percentage levels of the 10CMS (which is the first component for calculating the 10YR SIFMA CMS rate) for the period from January 1, 2000 to November 5, 2010.  These historical levels should not be taken as an indication of future performance.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

Historical 10CMS January 1, 2000 to November 5, 2010

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10YR SIFMA CMS Rate Senior Floating Rate Notes due 2019

10SIFMA/LIBOR swap rate

The following graph sets forth the historical indicative 10SIFMA/LIBOR swap rates (which is the second component for calculating the 10YR SIFMA CMS rate) for the period from January 1, 2002 to October 29, 2010.  We obtained the information in the graph below from Bloomberg Financial Markets.  The information from Bloomberg Financial Markets is based upon the non-binding indicative quotations from a single financial institution, that is not one of the reference banks.  In contrast, the actual 10SIFMA/LIBOR swap rate used to calculate the interest rate under the notes during the floating interest rate period will be based on the mid-market 10SIFMA/LIBOR swap rate quotations provided by the reference banks selected by the calculation agent with respect to each interest reset date.  Such quotations may, at any time in the future, differ substantially from quotations shown by Bloomberg Financial Markets.  Further, the 10SIFMA/LIBOR swap rate has recently been volatile, especially as a result of the 2008 financial crisis and related economic downturn in the United States and elsewhere.  As a result, these historical indicative levels are provided as a convenience only and should not be taken as an indication of future performance.

Historical Indicative* 10SIFMA/LIBOR swap rates (Bloomberg Financial Markets) January 1, 2002 to October 29, 2010

*As noted above, this historical information is indicative only as it is not based upon quotations of the reference banks as will be used to calculate the interest rate under the notes during the floating interest rate period.

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10YR SIFMA CMS Rate Senior Floating Rate Notes due 2019

Hypothetical Examples

The examples below demonstrate how to calculate the interest payable during the floating interest rate period based on hypothetical values for 10CMS and the 10SIFMA/LIBOR swap rate for the relevant interest payment period.

Example 1:

Hypothetical 10CMS:	3%
Hypothetical 10SIFMA/LIBOR swap rate:	0.8
10YR SIFMA CMS rate:	10CMS x 10SIFMA/LIBOR swap rate
= 2.40%
Interest:	10YR SIFMA CMS rate + 0.60%
= 3%
In Example 1, the hypothetical 10CMS and hypothetical 10SIFMA/LIBOR swap rate are approximately equal to the respective levels as of October 29, 2010.  The hypothetical 10SIFMA/LIBOR swap rate of 0.80, when multiplied by the 10CMS of 3% reduces the 10YR SIFMA CMS rate to 2.40% which is less than the hypothetical 10CMS.  With the spread of 0.60% taken into account, the resulting interest rate for the applicable interest payment period is 3%.

Example 2:

Hypothetical 10CMS:	5%
Hypothetical 10SIFMA/LIBOR swap rate:	0.4
10YR SIFMA CMS rate:	10CMS x 10SIFMA/LIBOR swap rate
= 2%
Interest:	10YR SIFMA CMS rate + 0.60%
= 2.60%
In Example 2, the hypothetical 10CMS has increased to 5% while the hypothetical 10SIFMA/LIBOR swap rate has decreased to 0.4.  The hypothetical 10SIFMA/LIBOR swap rate of 0.40, when multiplied by the 10CMS of 5% reduces the 10YR SIFMA CMS rate to 2% which is less than the hypothetical 10CMS of 5%, thus more than offsetting the increased 10CMS from its current level.  With the spread of 0.60% taken into account, the resulting interest rate for the applicable interest payment period is 2.60%.

Example 3:

Hypothetical 10CMS:	1%
Hypothetical 10SIFMA/LIBOR swap rate:	0.8
10YR SIFMA CMS rate:	10CMS x 10SIFMA/LIBOR swap rate
= 0.80%
Interest:	10YR SIFMA CMS rate + 0.60%
= 1.40%
In Example 3, the hypothetical 10CMS has decreased to 1% while the hypothetical 10SIFMA/LIBOR swap rate has remained constant in relation to its current level.  The hypothetical 10SIFMA/LIBOR swap rate of 0.80, when multiplied by the 10CMS of

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1% reduces the 10YR SIFMA CMS rate to 0.80% which is less than the hypothetical 10CMS.  With the spread of 0.60% taken into account, the resulting interest rate for the applicable interest payment period is 1.40%.

Example 4:

Hypothetical 10CMS:	– 1%
Hypothetical 10SIFMA/LIBOR swap rate:	0.4
10YR SIFMA CMS rate:	10CMS x 10SIFMA/LIBOR swap rate
= – 0.40%
Interest:	10YR SIFMA CMS rate + 0.60%
= 0.20%
Example 4 illustrates a negative interest rate environment where the 10CMS has decreased to – 1% from its current level.  The hypothetical 10SIFMA/LIBOR swap rate has also decreased to 0.4.  This results in an interest rate of 0.20% for the applicable interest payment period.

Example 5:

Hypothetical 10CMS:	3%
Hypothetical 10SIFMA/LIBOR swap rate:	1.2
10YR SIFMA CMS rate:	10CMS x 10SIFMA/LIBOR swap rate
= 3.60%
Interest:	10YR SIFMA CMS rate + 0.60%
= 4.20%

In Example 5, the hypothetical 10CMS is at 3% while the 10SIFMA/LIBOR swap rate has increased to 1.2.  The hypothetical 10SIFMA/LIBOR swap rate of 1.2, when multiplied by the 10CMS of 3% increases the 10YR SIFMA CMS rate to 3.60% which is greater than the hypothetical 10CMS.  With the spread of 0.60% taken into account, the resulting interest rate for the applicable interest payment period is 4.20%.

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10YR SIFMA CMS Rate Senior Floating Rate Notes due 2019

Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes. An investment in the 10YR SIFMA CMS Rate Senior Floating Rate Notes due 2019 entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in the 10CMS, the SIFMA index and in the LIBOR reference rate and other events that are difficult to predict and beyond the issuer’s control.  This section describes the most significant risks relating to the notes. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.  Accordingly, prospective investors should consult their financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of the notes in light of their particular circumstances.

Yield Risk

▪
The Amount Of Interest Payable On The Notes during the Floating Interest Rate Period Is Uncertain and May Be Zero. The notes pay a fixed interest rate of 5% for only the first 6 months of the term of the notes.  Thereafter for each quarterly interest payment period until maturity, which we refer to as the floating interest rate period, the interest payable on the notes will vary depending on the levels of both the 10CMS and the 10SIFMA/LIBOR swap rate, which are the two components of the 10YR SIFMA CMS rate.  If either one or both of the 10CMS and the 10SIFMA/LIBOR swap rate decrease from their current levels, the interest payments on the notes will be correspondingly lower and may be zero.  As a result, the effective yield on the notes may be substantially less than what would be payable on conventional securities of the issuer of comparable maturity.  The interest payments on the notes and return of the principal amount at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

▪
The 10YR SIFMA CMS Rate Will Likely Be Lower Than The 10CMS.  The 10YR SIFMA CMS rate is calculated using the formula: 10CMS multiplied by the 10SIFMA/LIBOR swap rate.  Since the 10SIFMA/LIBOR swap rate has historically been less than 1.0, the resulting 10YR SIFMA CMS rate is likely to be lower than the 10CMS.  For example, if the 10SIFMA/LIBOR swap rate is 0.7, then the 10YR SIFMA CMS rate will be 70% of the 10CMS (e.g. 70% of 4% = 2.8%); but if the 10SIFMA/LIBOR swap rate declines to 0.5, then 10YR SIFMA CMS rate will be only 50% of the 10CMS (e.g. 50% of 4% = 2%).  As a result, investors should not expect to receive the full level of the 10CMS contributed to the interest rate.

▪
Quotations of the 10SIFMA/LIBOR swap rate will be based on the reference banks’ view of the future levels of the SIFMA index and the LIBOR reference rate over the 10 years following the related interest reset date due to the 10-year term of the hypothetical SIFMA/LIBOR basis swap and there are various complex factors affecting the SIFMA index and the LIBOR reference rate over that time period.  The interest rate for any particular interest payment period will depend on the 10SIFMA/LIBOR swap rate determined on the applicable interest reset date.  There are various factors that can affect the SIFMA index and the LIBOR reference rate which are used by the reference banks in providing quotations for the 10SIFMA/LIBOR swap rate.  Further, since the 10SIFMA/LIBOR swap rate is based on quotations obtained for a basis swap with a 10-year term, the impact of these factors needs to be considered over a 10-year period. Some of the factors that may affect the 10SIFMA/LIBOR swap rate include:

•
Marginal tax rates: As the SIFMA index represents the rate payable on tax-exempt variable rate demand obligations, increases in the marginal tax rate may decrease the SIFMA index (reflecting the increased after-tax benefits of the tax-exempt variable rate demand obligations included in the SIFMA index), which could decrease the 10SIFMA/LIBOR swap rate which in turn, may result in the interest rate on the notes during the floating interest rate period being reduced, possibly to zero.  Conversely, decreases in the marginal tax rate may increase the SIFMA index (reflecting the lower after-tax benefits of the tax-exempt variable rate demand obligations included in the SIFMA index), which could increase the 10SIFMA/LIBOR swap rate which in turn, may result in the interest rate on the notes during the floating interest rate period being increased.

•
Creditworthiness of municipal securities relative to corporate issuers: Any actual or anticipated increase in the actual or perceived creditworthiness of issuers of municipal securities relative to the creditworthiness of corporate issuers could significantly decrease the 10SIFMA/LIBOR swap rate due to increased demand for municipal securities (for example, in times of financial crisis).  Conversely, any actual or anticipated decline in the actual or perceived creditworthiness of issuers of municipal securities could increase the level of the SIFMA index.  If the perceived creditworthiness of municipalities were to increase relative to the creditworthiness of corporate issuers, the 10SIFMA/LIBOR swap rate may decrease which may result in a lower interest rate on the notes depending on the corresponding level of 10CMS.

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•
Supply and demand for municipal securities; remarketing practices: In addition to the creditworthiness of municipal securities, other factors can affect the level of the 10SIFMA/LIBOR swap rate, such as supply and demand imbalances, any changes in the remarketing practices for variable rate demand obligations or technical trading factors.  Any of these factors may decrease the SIFMA index and thereby decrease the 10SIFMA/LIBOR swap rate.  Aside from changes in the tax law, such demand and supply movements could derive from fragmentation in the market for municipal securities, uncertainty with respect to the rights of holders of municipal securities and illiquidity generally in the market.

•
The absolute level of interest rates: As market interest rates in general increase, municipal securities may become subject to increasing demand (as the positive tax effects of holding tax-exempt municipal securities increase on a relative basis) and decreasing supply (as municipal issuers issue fewer securities in light of higher interest rates). This demand and supply imbalance could decrease the SIFMA index relative to the LIBOR reference rate and accordingly, decrease the 10SIFMA/LIBOR swap rate.

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Changes To Government Policy Are Likely To Apply Over Multiple Interest Payment Periods. Government policy changes which may impact the 10SIFMA/LIBOR swap rate, such as marginal tax rate changes, the tax status of municipal securities and official interest rate positions, are likely to apply for time frames that extend over more than one interest payment period, meaning that any adverse policy changes would be likely to affect the interest rate that applies to the notes in more than one interest payment period and could result in nominal or no interest accruing on the notes for all or a significant portion of the term of the notes.

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The Historical Performance Of the 10CMS Is Not An Indication Of Its Future Performance.  The indicative graph on page 6 setting out the historical 10CMS rates is based on data obtained from Bloomberg Financial Markets without independent verification.  Changes in the level of the 10CMS will affect the trading price of the notes, but it is impossible to predict whether such levels will rise or fall.

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The Historical Performance Of the 10SIFMA/LIBOR swap rate Is Not An Indication Of Its Future Performance.  The indicative graph on page 7 setting out the historical 10SIFMA/LIBOR swap rates is based on data obtained from Bloomberg Financial Markets.  The information from Bloomberg Financial Markets is based upon the non-binding indicative quotations from a single financial institution, that is not one of the reference banks.  In contrast, the actual 10SIFMA/LIBOR swap rate used to calculate the interest rate under the notes during the floating interest rate period will be based on the mid-market 10SIFMA/LIBOR swap rate quotations provided by the reference banks selected by the calculation agent with respect to each interest reset date (see “Additional Provisions – SIFMA/LIBOR swap rate”).  Such quotations may, at any time in the future, differ substantially from quotations of Bloomberg Financial Markets.  Further, the 10SIFMA/LIBOR swap rate has recently been volatile, especially as a result of the 2008 financial crisis and related economic downturn in the United States and elsewhere.  Changes in level of the SIFMA index and the LIBOR reference rate will affect the trading price of the notes, but it is impossible to predict whether such levels will rise or fall.

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Investing In The Notes Is Not Equivalent To Investing In The 10CMS or the SIFMA Index And Interest On The Notes Is Not Tax-Exempt. Investing in the notes is not equivalent to investing in tax-exempt municipal securities and you will have no rights or interest in any municipal securities. Any interest which is paid on the notes will not be tax-exempt.

Issuer Risk

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Investors Are Subject To Our Credit Risk, And Any Actual Or Anticipated Changes To Our Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Notes.  Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates and at maturity and therefore investors are subject to our credit risk.  The notes are not guaranteed by any other entity.  If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

Market Risk

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The Price At Which The Notes May Be Resold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.  Some of these factors include, but are not limited to: (i) changes in 10CMS and the 10SIFMA/LIBOR swap rate (ii) volatility of the 10CMS, the 10SIFMA/LIBOR

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swap rate, the SIFMA index and the LIBOR reference rate, (iii) changes in other interest and yield rates available in the market, (iv) geopolitical conditions and economic, financial, political and regulatory or judicial events (including changes in marginal income tax rates or events affecting the tax-exempt status of municipal securities) that may affect the 10CMS, the 10SIFMA/LIBOR swap rate, the SIFMA index or the LIBOR reference rate, (v) any actual or anticipated changes in our credit ratings or credit spreads, and (vi) time remaining to maturity.  Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence.

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The Inclusion Of Commissions And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the costs of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Due to the term of the notes and the tailored exposure provided by the notes, the cost of entering into and unwinding the hedging transactions is expected to be significant.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Liquidity Risk

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The Notes Will Not Be Listed On Any Securities Exchange And Secondary Trading May Be Limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

Conflicts of Interest

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The Issuer, Its Subsidiaries Or Affiliates May Publish Research That Could Affect The Market Value Of The Notes.  They Also Expect To Hedge The Issuer’s Obligations Under The Notes.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally, the 10CMS, the 10SIFMA/LIBOR swap rate, the SIFMA index or LIBOR. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes.  In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the notes and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.

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The Calculation Agent, Which Is A Subsidiary Of The Issuer, Will Make Determinations With Respect To The Notes. Any of these determinations made by the calculation agent may adversely affect the payout to investors.  Determinations made by the calculation agent, including with respect to the 10CMS and the 10SIFMA/LIBOR swap rate, the selection of the reference banks for determination of the 10SIFMA/LIBOR swap rate and the selection of any successor index with respect to the SIFMA index, may adversely affect the payout to you on the notes.  See “Additional Provisions—10CMS Fallback Provisions” and “Additional Provisions—SIFMA Index Fallback Provisions.”  In determining any successor index to the SIFMA index pursuant to the fallback provisions described herein, the calculation agent is permitted to consider indices calculated and published by MS & Co. or any of its affiliates.  If no quotations for the 10CMS are available or if production of the SIFMA index has been discontinued and the calculation agent determines that there is no appropriate successor index, then the calculation agent will compute the value to be substituted for such index (acting in good faith and in a commercially reasonable manner), in accordance with the procedures last used to calculate such index.  With respect to the SIFMA index, such index generally consists of hundreds of municipal securities and the calculation agent may not be able to obtain the rates of each of these municipal securities on a weekly basis and, accordingly, the calculation agent will include the rates

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that it can obtain in a commercially reasonable manner in determining the value to be substituted for the SIFMA index.  Determining the substitute values of the SIFMA index in this manner could adversely affect the value of the notes and the amount of interest, if any, you receive on the notes.

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Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

We expect to deliver the notes against payment therefor in New York, New York on October 26, 2010, which will be the scheduled business day following the date of the pricing of the notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors, will collectively receive from the Agent, MS & Co., a fixed sales commission of      % for each note they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Tax Considerations

Based on current market conditions, it is expected that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on November 2, 2010, the “comparable yield” would be a rate of 4.894% per annum, compounded quarterly; however, the comparable yield for the notes will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.

The comparable yield and the projected payment schedule for the notes will be provided in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of original issue discount and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Contact Information

Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

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